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                                                                    EXHIBIT 10.9



                      SUBORDINATED RENEWAL PROMISSORY NOTE


CDN. $3,225,000
                                                               December 28, 1995


         FOR VALUE RECEIVED, Dynamex Inc. ("Dynamex") acknowledges itself indebted and promises to pay to AIR CANADA ("Air Canada"), in lawful money of Canada, the principal amount of CDN. THREE MILLION TWO HUNDRED AND TWENTY-FIVE THOUSAND DOLLARS (Cdn. $3,225,000), together with interest thereon as hereinafter described (the "Indebtedness"). This Note is issued in renewal and replacement of that certain Promissory Note issued by Parcelway Courier Systems Canada Ltd. ("Parcelway Canada"), a wholly-owned subsidiary of Dynamex, dated May 31, 1995, in the original principal amount of Cdn. $6,450,000.

1. Principal and Interest. The principal amount outstanding hereunder from time to time, and any overdue interest thereon, shall bear interest both before and after default and judgment at a rate per annum equal to 10%, calculated and payable quarterly in arrears on the aggregate outstanding amount hereunder from time to time from the date hereof until payment in full of the Indebtedness.

2.       Payment.

         (a) Subject to Section 3 hereof, (i) the principal amount of the Indebtedness (Cdn. $3,225,000) shall be repaid by Dynamex to Air Canada on March 28, 2002, and (ii) the interest accrued on the outstanding principal amount of the Indebtedness shall be paid quarterly (in equal installments of Cdn. $80,625) on the last day of each March, June, September and December until the entire principal amount of the Indebtedness and all interest accrued thereon shall be paid in full.

         (b) All payments hereunder by Dynamex, shall be payable to Air Canada at Air Canada Centre, 7373 Cote Vertu West, St. Laurent, Quebec H4Y 1H4,
Attention: P. Iaconi, Director, Corporate Development & Commercial Holdings, or at such other place in Ontario as Air Canada may designate upon written notice to Dynamex at least 10 business days prior to the applicable payment date. If any payment hereunder is due on a day that is a Saturday, Sunday or legal holiday in the province of Ontario, such payment shall become due on the next following business day.

         (c) Subject to Section 3 hereof, all Indebtedness, or any part thereof, may be voluntarily prepaid by Dynamex at any time, and from time to time, without notice, penalty or premium, provided, however, that no Indebtedness, or any part thereof, may be voluntarily prepaid by Dynamex, and, subject to Section 3 hereof, no portion of the Indebtedness other than regularly scheduled payments of principal or interest may be retained by Air Canada or any subsequent holder of this Note, without the prior written consent of the Agent (as defined herein) so long as any Senior Debt (as
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defined herein) remains outstanding or any Commitment (as defined herein)
remains in effect.

         (d) All payments of the Indebtedness by Dynamex to Air Canada shall be made without deduction for any taxes or other assessments imposed by any governmental authority (other than taxes on the net income of Air Canada). If any such taxes or assessments are withheld or deducted by Dynamex (it being understood that Dynamex hereby covenants to withhold and deduct all such payments to the extent legally required), Dynamex shall make such additional payments in such amounts so that every net payment of principal and interest on the Indebtedness, after withholding or deduction for any such tax or assessment (including any tax imposed on any gross-up payment made to Air Canada pursuant to this Section 2(d)) will not be less than the amount provided for herein absent such withholding or deduction.

3.       Subordination.

         (a) This Note, to the extent and in the manner hereinafter set forth, shall be subordinated and subject in right of payment to the prior payment in full of all principal of, premium, if any, on, interest on, and any other sums due and owing on the Senior Debt (as hereinafter defined).

         (b) No payment on account of principal or interest on this Note shall be made, nor shall any property or assets be applied to the purchase or other acquisition or retirement of, or the payment of any principal or interest on, this Note, if (i) Dynamex is at the time of such payment, purchase, acquisition or retirement delinquent in the payment of any amount then due for principal of, premium, if any, on, interest on, and any other sums due and owing on any Senior Debt or (ii) at the time of such payment, purchase, acquisition or retirement or immediately after giving effect thereto, there shall or would exist a default with respect to any Senior Debt or in any instrument, agreement or document pursuant to which any Senior Debt is outstanding (including without limitation a "Default" or an "Event of Default" as such terms are defined in the Credit Agreement (as defined herein)), and such default shall not have been cured or waived in writing by the Agent; provided however, that the payment prohibition set forth above shall continue for a period (a "Blockage Period") not to exceed 180 days from the date on which the Agent has provided written notice to Air Canada of such default with respect to the Senior Debt, unless the Agent shall have accelerated the maturity of such Senior Debt or the entire principal amount of such Senior Debt has otherwise matured pursuant to its terms before or during the Blockage Period, in either of which events the Blockage Period shall continue until the repayment in full of all Senior Debt.

         (c) Upon (i) any acceleration of the principal amount due on this Note pursuant to the terms of this Note or (ii) any payment or distribution of assets of





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Dynamex of any kind or character, whether in cash, property or securities, to the creditors upon any dissolution or winding up or total or partial liquidation or reorganization of Dynamex, whether voluntary or involuntary or in bankruptcy, insolvency, receivership or other proceedings, all principal, premium, if any, interest due or to become due, and all other sums due or owing upon all Senior Debt shall first be paid in full, or payment thereof provided for in cash, before Air Canada shall be entitled to receive or retain any assets so paid or distributed in respect thereof; and upon any such dissolution or winding up or liquidation or reorganization, any payment or distribution of assets of Dynamex of any kind or character, whether in cash, property or securities, to which Air Canada would be entitled, except for these provisions, shall be held in trust for, and shall be paid by Dynamex to any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, or to the holder or holders of Senior Debt or their representatives, to the extent necessary to pay all Senior Debt in full, in cash, after giving effect to any concurrent payment or distribution to or for the holder of such Senior Debt, before any payment or distribution is made to or may retained by Air Canada.

         (d) In the event that, notwithstanding the provisions of the preceding paragraph, any such payment, or distribution of assets of Dynamex of any kind or character, whether in cash, property or securities, shall be received by Air Canada before all Senior Debt is paid in full, or provision made for such payment, in accordance with its terms, any such payment or distribution shall be held in trust for, and shall be paid over or delivered to, the holders of such Senior Debt or their representative or representatives, or to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Debt may have been issued, for application to the payment of all Senior Debt remaining unpaid to the extent necessary to pay all Senior Debt in full in accordance with its terms, after giving effect to any concurrent payment or distribution to or for the holder of such Senior Debt. Air Canada shall have no liability whatsoever for determining the order of priority among holders of Senior Debt, and shall fully discharge its obligations pursuant to this Note if it pays or delivers all amounts required to be paid or delivered pursuant hereto to the representative of the holders of the Senior Debt.

         (e) Nothing contained in these provisions is intended or shall impair as between Dynamex, its creditors other than the holders of Senior Debt, and Air Canada, the obligation of Dynamex, which shall be absolute and unconditional, to pay to Air Canada the principal and interest on this Note, as and when the same shall become due and payable in accordance with its terms, or to affect the relative rights of Air Canada and creditors of Dynamex other than the holders of Senior Debt, nor shall anything herein prevent Air Canada from exercising all remedies otherwise permitted by applicable law, upon default, subject to the subordination provisions contained herein and the rights, if any, under these provisions of the holders of Senior





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Debt, including without limitation, the rights in respect of cash, property or securities of Dynamex received upon the exercise of any such remedy.

         (f) Except with the prior written consent of Air Canada, (i) the principal amount of outstanding Senior Debt shall not at any time exceed U.S. $19,900,000 and (ii) other than the Senior Debt, no other indebtedness of Dynamex shall rank senior or pari passu to the Indebtedness.

         (g) The term "Senior Debt" shall mean the Obligations (as such term is defined in that certain Credit Agreement (as same may be amended, modified or refinanced, the "Credit Agreement") dated as of December , 1995 by and among Dynamex, Parcelway Canada, certain affiliates of Dynamex and Parcelway Canada named therein, the Lenders named therein and NationsBank of Texas, N.A., as Agent for such Lenders), including the interest and any premium thereon, and fees and expenses related thereto, together with any renewal, extension, replacement or modification thereof (which shall not exceed U.S. $19,900,000 in the aggregate). The term "Commitment" shall have the meaning given to such term in the Credit Agreement. The term "Agent" shall refer to NationsBank of Texas, N.A., in its capacity as Agent under the Credit Agreement, or the successor representative of the holders of the Senior Debt to the extent that the Obligations under the existing Credit Agreement have been paid in full, all Commitments under the existing Credit Agreement have been terminated and there exists a replacement agent or holders of Senior Debt.

4. Covenants. The Credit Agreement sets forth certain covenants to which Dynamex has agreed to be bound (such covenants, as amended or replaced in the Credit Agreement or in a Credit Agreement with a successor primary bank facility, from time to time, are herein referred to as the "Covenants"). Dynamex agrees that the benefit of the Covenants is hereby extended in favor of Air Canada until such time as all amounts of Senior Debt are repaid in full subject to the following conditions:

         (a) Dynamex shall be entitled to amend or replace the Covenants from time to time, upon written notice to Air Canada, provided that any such amendment or replacement, as the case may be, is not materially less restrictive than the Covenants immediately prior to such amendment or replacement. Dynamex shall not amend or replace the Covenants without the prior written approval of Air Canada (which approval shall not be unreasonably withheld) if such amendment or replacement, as the case may be, will result in terms and conditions that are materially less restrictive than the Covenants immediately prior to such amendment or replacement; and

         (b) Notwithstanding the termination of the Credit Agreement and the repayment in full of the Senior Debt, the Covenants shall continue to be effective for the benefit of Air Canada in accordance with the terms hereof.





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5.       Events of Default.  Should any of the following events (each of which herein is called an "Event of Default") occur, Dynamex shall be in default hereunder:

         (a) any Event of Default (as defined in the Credit Agreement) has occurred under the Credit Agreement (giving effect to any notice and cure periods provided therein) that has not been waived by Agent;

         (b) if a payment of principal of or interest accrued on this Note is not paid when same becomes due hereunder; or

         (c) Dynamex fails to fulfill the reporting obligations set forth in Section 7 hereof and such failure is not cured by Dynamex within 20 days after Air Canada delivers notice of such failure to Dynamex.

6. Acceleration of Indebtedness. Subject to Section 3 hereof, upon the occurrence of any Event of Default, the Indebtedness owing hereunder may be accelerated and declared by Air Canada to be due and payable by Dynamex.

7. Reporting Requirements. Until all Indebtedness is repaid, Dynamex shall provide Air Canada with the following information:

         (a) within 90 days after the end of each fiscal year of Dynamex, beginning with the fiscal year ending December 31, 1995, the annual audit report of Dynamex and its consolidated subsidiaries;

         (b) within 45 days after the end of each of the quarters of each fiscal year of Dynamex, beginning with the fiscal quarter ending December 31, 1995, an unaudited financial report of Dynamex and its consolidated subsidiaries as of the end of each fiscal quarter and for the portion of the fiscal year then ended;

         (c) within 30 days after the end of each calendar month, beginning with the calendar month ending December 31, 1995, an unaudited financial report of Dynamex and its consolidated subsidiaries as of the end of each calendar month and for the portion of the fiscal year then ended; and

         (d) before the beginning of each fiscal year of Dynamex, a copy of the budget of Dynamex and its subsidiaries.

8. Acknowledgements; Notice. Air Canada hereby agrees and acknowledges that an Event of Default under this Note shall be deemed to constitute a Default and an Event of Default under the terms and conditions of the Credit Agreement. Air Canada agrees to promptly notify the Agent in writing, at its address set forth in the Credit





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Agreement or at such other address as Agent may specify from time to time, of the occurrence an Event of Default under this Note.

9. Governing Law. This promissory note shall be governed by the laws of the State of Texas and the laws of the United States applicable therein.

10. Third Party Beneficiaries. The Agent and the Lenders shall be third party beneficiaries under the provisions of this Note. Neither this Note nor any term or provision hereof may be amended, modified or waived without the prior written consent of the Agent.

11. Assignment. Air Canada may assign or pledge this Note to any affiliate of Air Canada. Air Canada may assign or pledge this Note to any non-affiliate of Air Canada upon the prior written consent of Dynamex, which shall not be unreasonably withheld.



                                        DYNAMEX INC.


                                        By:  /s/ Stephen P. Smiley
                                           ------------------------------
                                        Stephen P. Smiley, Vice President



Agreed, Accepted and Acknowledged:

AIR CANADA


By:          ILLEGIBLE
   ________________________________





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